IMAX CORPORATION
Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
    www.imax.com
FOR IMMEDIATE RELEASE
IMAX CORPORATION REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS
HIGHLIGHTS
-	IMAX returns to profitability; reports second quarter net income of $2.6 million, or $0.05 per diluted share

-	Second quarter revenue of $41.0 million nearly doubles last year’s second quarter

-	Strengthens balance sheet with successful equity offering that generated $76.3 million in net proceeds

-	Gross box office from IMAX DMR® titles increased 346% to $84.2 million in the second quarter of 2009
TORONTO – August 6, 2009 – IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today reported net income of $2.6 million, or $0.05 per diluted share for the second quarter ended June 30, 2009, compared to a net loss of $12.2 million, or $0.29 per diluted share for the second quarter of 2008. Total revenues increased 94% to $41.0 million, compared to total revenues of $21.2 million last year. The Company generated operating income of $6.5 million, a turnaround of over $14.0 million compared to an operating loss of $7.7 million in the year-ago period.
IMAX Chief Executive Officer Richard L. Gelfond stated, “We are very pleased with our second quarter financial results. The strategic and operational groundwork laid over the last two years came together in the second quarter and resulted in a significantly larger theatre network and strong film slate, which drove our return to profitability. While one quarter does not make a trend, we believe this quarter is an early indication of the benefits of our new business model and that the pieces are in place to continue to deliver revenue growth and profitability for fiscal 2009.”
Included in the Company’s second quarter 2009 financial results are several notable items, including a $3.4 million increase in share-based compensation expense primarily due to the Company’s increased stock price over the course of the second quarter and its impact on variable stock-based compensation such as stock appreciation rights; $1.0 million in fees associated with the early termination of a service contract; a favorable foreign exchange translation adjustment of $2.5 million; and a one-time gain of $0.4 million due to the early retirement of debt. The net impact of these items was a $1.5 million reduction in net income, or approximately $0.03 per diluted share.
IMAX systems revenue increased 33% to $8.3 million versus $6.3 million in the prior year period. The Company installed and recognized revenue on five theatre systems, including two digital upgrades, that qualified as either sales or sales-type leases in the second quarter of 2009, compared to two theatre systems recognized in 2008.
Revenue from joint revenue sharing arrangements increased significantly to $7.2 million compared to $0.4 million last year. In the second quarter, the Company installed a total of 24 systems under joint revenue sharing arrangements, including two digital upgrades, compared to zero installations in the year ago period.
For the second quarter of 2009, total film revenue increased 145% to $16.1 million, compared to $6.6 million in the second quarter of 2008. This included significantly higher Production and IMAX DMR® revenues of $12.1 million compared to $2.5 million a year ago, reflecting both the success of the second quarter film slate and the Company’s larger theatre network.
Mr. Gelfond continued, “DMR film revenue and our joint revenue sharing business combined to represent 47% of revenue in the second quarter. We showed a record four DMR titles in a single quarter which illustrates our ability to seize opportunities that digital projection brings. Our second quarter film slate was among the strongest we have had in a single quarter, and we continued to consistently drive box office results that far outpaced our percentage of screens, reflecting the consumer appetite for The IMAX Experience®.”
Gross box office from DMR titles increased 346% to $84.2 million in the second quarter of 2009, compared to $18.9 million in the second quarter of 2008. Four DMR titles drove the Company’s significant box office growth in the quarter. DreamWorks Animation SKG’s Monsters vs. Aliens: An IMAX 3D Experience, generated $19.8 million in gross box office during the second quarter and a total of $26.5 million over the course of its run, for a per screen average of $129,000. Paramount Pictures’ Star Trek: The IMAX Experience was released to the IMAX network on May 7 and generated $26.6 million in gross box office during the quarter, for a per screen average of $140,000. On May 22, Twentieth Century Fox’s Night at The Museum: Battle of the Smithsonian: The IMAX Experience arrived in theatres and generated $15.5 million in gross box office, for a per screen average of approximately $79,000. In addition, the quarter reflected one week of Paramount Pictures’ Transformers: Revenge of the Fallen: The IMAX Experience, which generated $21.9 million in gross box office during the second quarter and $43.3 million to date, for a global per screen average of $189,000 and a domestic per screen average of $195,500. Transformers: Revenge of the Fallen ranks as the third highest grossing DMR title in IMAX history, behind The Dark Knight: The IMAX Experience and Polar Express: An IMAX 3D Experience.
Second quarter gross margin increased to $20.7 million, from $5.9 million in the year-ago period. Included in gross margin for the second quarter was $1.5 million of non-recurring launch costs associated with the 22 new theatres opened under joint revenue sharing arrangements during the quarter.
Selling, general and administrative expense as a percentage of revenue declined significantly to 29.9% as compared to 53.1% in the second quarter of last year. Overall, SG&A expenses increased to $12.3 million in the second quarter compared to $11.3 million a year ago. Reflected in second quarter SG&A expense was the previously mentioned net increase in share-based compensation, contract termination fees and favorable foreign exchange translation adjustment, as well as lower operating expenses resulting from the Company’s cost-cutting initiatives. Research and development costs decreased to $1.2 million in the second quarter of 2009 as compared to $2.0 million in the second quarter of 2008. Last year’s research and development expenses reflected the costs associated with the development of the Company’s digital projection system that launched in July 2008.
At the end of the quarter, 102 digital systems were in operation, compared to zero as of June 30, 2008. The number of IMAX® theatres in operation under joint revenue sharing arrangements also grew significantly, to 91 theaters, compared to 11 at the end of the year-ago period. Primarily reflecting an increased level of digital system upgrades, the Company now expects to install approximately 95 to 105 systems in 2009, including 25 to 30 sales and sales type lease systems and approximately 70 to 75 joint revenue sharing theatre systems. Included in the installation guidance are the 12 system upgrades which occurred in the first six months of the year. At this time, the Company expects to end the year with approximately 120 joint revenue sharing theaters in operation.

As of June 30, 2009, the Company’s backlog consisted of 171 theatre systems compared to 246 theatre systems in backlog as of June 30, 2008. Included in the 2009 and 2008 system backlog totals were 67 and 139 theatres, respectively, under joint revenue sharing arrangements and 104 and 107 theatres, respectively, under sales and sales-type lease arrangements. During the quarter the Company signed contracts for seven new systems, all of which were under sales and sales-type lease arrangements, compared to six system signings during last year’s second quarter, four of which were under joint revenue sharing arrangements. Since quarter-end the Company has signed contracts for another eight theatres, including a six theatre deal signed with Vie Show Cinemas in Taiwan, which was announced last week.
At the end of the second quarter, the Company’s cash position was $49.0 million, compared to $27.0 million as of December 31, 2008. During the second quarter, the Company raised $76.3 million in net proceeds through a common stock offering of 11,270,000 common shares. A portion of the proceeds was used to repurchase $44.3 million aggregate principal amount of its 9.625% Senior Notes due December 2010 which resulted in a one-time gain of $0.4 million due to the early retirement of debt. Offsetting the Company’s cash position were investments related to its joint revenue sharing digital projection systems, which amounted to approximately $5.7 million in the second quarter compared to $3.6 million a year ago. Subsequent to quarter-end, the Company repurchased an additional $6.0 million of aggregate principal amount of its 9.625% Senior Notes.
Turning to the remainder of the 2009 film slate, the two-week delayed domestic release of Warner Bros.’ Harry Potter and the Half-Blood Prince: An IMAX 3D Experience is currently in theatres, and has generated approximately $15.0 million in worldwide box office through Tuesday, August 4. Domestically, the film was widely distributed to IMAX theatres on July 29 and has generated approximately $6.3 million through Tuesday. On September 18, Sony Pictures and IMAX plan to release Cloudy With A Chance of Meatballs: An IMAX 3D Experience day-and-date to IMAX theatres. On October 16, Warner Bros. Pictures and IMAX will release Where the Wild Things Are: The IMAX Experience day-and-date purely to domestic IMAX theatres, which will then be followed by Disney’s A Christmas Carol: An IMAX 3D Experience (Walt Disney Pictures and ImageMovers Digital, November 2009) and James Cameron’s Avatar: An IMAX 3D Experience (Twentieth Century Fox, December 2009). In total the Company will show a record 12 DMR titles in 2009.
The Company’s announced 2010 film slate to date includes Avatar: An IMAX 3D Experience, which is expected to carry over from its December 18, 2009 release, Disney’s Alice in Wonderland: An IMAX 3D Experience (March 2010), DreamWorks Animation’s How to Train Your Dragon: An IMAX 3D Experience (March 2010) and Shrek Forever After: An IMAX 3D Experience (May 2010), and an IMAX original film in partnership with Warner Brothers, currently titled Hubble 3D. The Company is in the process of finalizing its 2010 release slate and is in discussions regarding potential titles for release as far out as 2012.
Mr. Gelfond concluded, “Harry Potter and the Half-Blood Prince: The IMAX 3D Experience, is tracking in-line with our expectations and we are pleased to have finalized our 2009 film slate with Cloudy With A Chance of Meatballs and Where the Wild Things Are. With the compilation of our 2010 slate progressing very nicely, and given the smooth roll-out of our digital projection systems to date, we can focus on additional strategic priorities like the continued growth of the network and other business opportunities such as our multi-picture deal with Huayi Bros. in China. Our business model is beginning to generate tangible results, and we are optimistic about our ability to deliver growth over the long-term.”
The Company will host a conference call today at 8:30 AM ET to discuss its second quarter 2009 financial results. To access the call via phone, interested parties should dial (866) 322-8032 approximately 10 minutes before it begins. International callers should dial (416) 640-3406. A recording of the call will be available by dialing (888) 203-1112 or (647) 436-0148. The code for both the live call and the replay is 1482081. The Company will also host a webcast of the conference call, which can be accessed on www.imax.com by clicking on ‘Investor Relations.’
About IMAX Corporation

IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in immersive motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR® technology. IMAX DMR is the Company’s groundbreaking digital re-mastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience®. The IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of June 30, 2009, there were 394 IMAX theatres (273 commercial, 121 institutional) operating in 44 countries.
IMAX®, IMAX® 3D, IMAX® DMR, Experience It In IMAX®, The IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com.
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the opportunities that may be presented to and pursued by the Company, the performance of IMAX DMR films, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes and developments in the commercial exhibition industry, the failure to convert theatre system backlog into revenue, investments and operations in foreign jurisdictions, foreign currency fluctuations and the Company’s prior restatements and the related litigation and ongoing inquiries by the SEC and the OSC.  These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.

     For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	IMAX Corporation, New York
Sarah Gormley	Heather Anthony
212-821-0155	212-821-0121
sgormley@imax.com	hanthony@imax.com

Entertainment Media:	Business Media:
Rogers & Cowan, Los Angeles	Sloane & Company, New York
Elliot Fischoff/Jason Magner	Whit Clay
310-854-8128	212-446-1864
jmagner@rogersandcowan.com	wclay@sloanepr.com

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars, except per share amounts)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Revenues
Equipment and product sales	$7,138	$4,237	$20,497	$10,935
Services	24,794	13,607	39,682	27,814
Rentals	7,999	1,636	11,246	3,180
Finance income	1,061	1,084	2,073	2,155
Other	—	611	1,216	611

	40,992	21,175	74,714	44,695

Costs and expenses applicable to revenues
Equipment and product sales	3,825	2,966	11,067	5,931
Services	13,348	11,275	23,287	20,964
Rentals	3,166	968	5,332	1,698
Other	—	98	245	98

	20,339	15,307	39,931	28,691

Gross margin	20,653	5,868	34,783	16,004
Selling, general and administrative expenses (including share-based compensation expense of $4.2 million and $0.8 million for the three months ended June 30, 2009 and 2008, respectively, and $4.6 million and $1.6 million for the six months ended June 30, 2009 and 2008, respectively.)	12,258	11,252	23,162	23,639
Research and development	1,185	2,047	1,732	4,535
Amortization of intangibles	136	137	281	271
Receivable provisions net of recoveries	480	101	990	849
Asset impairments	129	—	129	—

Income (loss) from operations	6,465	(7,669)	8,489	(13,290)
Interest income	5	74	26	200
Interest expense	(4,071)	(4,340)	(8,498)	(8,836)
Gain on repurchase of Senior Notes due December 2010	444	—	444	—

Income (loss) from continuing operations before income taxes	2,843	(11,935)	461	(21,926)
Provision for income taxes	(282)	(258)	(541)	(526)

Net income (loss)	$2,561	$(12,193)	$(80)	$(22,452)

Net income (loss) per share:
Net income (loss) per share — basic	$0.06	$(0.29)	$—	$(0.54)

Net income (loss) per share — diluted	$0.05	$(0.29)	$—	$(0.54)

Weighted average number of shares outstanding (000’s):
Basic	46,493	42,181	45,095	41,313
Fully diluted	47,966	42,181	45,095	41,313

Additional disclosure:

Depreciation and amortization (1)	$5,154	$4,069	$9,148	$8,272

(1)	Includes $0.3 million and $0.6 million of amortization of deferred financing costs charged to interest expense for the three and six months ended June 30, 2009 (2008 — $0.4 million and $0.7 million)

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)

	June 30,	December 31,
	2009	2008
	(unaudited)
Assets
Cash and cash equivalents	$49,000	$27,017
Accounts receivable, net of allowance for doubtful accounts of $2,722 (December 31, 2008 — $2,901)	31,842	22,982
Financing receivables	57,810	56,138
Inventories	17,202	19,822
Prepaid expenses	2,951	1,998
Film assets	4,502	3,923
Property, plant and equipment	48,876	39,405
Other assets	17,048	16,074
Goodwill	39,027	39,027
Other intangible assets	2,190	2,281

Total assets	$270,448	$228,667

Liabilities
Bank indebtedness	$20,000	$20,000
Accounts payable	18,395	15,790
Accrued liabilities	65,198	58,199
Deferred revenue	69,330	71,452
Senior Notes due December 2010	115,662	160,000

Total liabilities	288,585	325,441

Shareholders’ deficiency
Capital stock common shares — no par value. Authorized — unlimited number. Issued and outstanding — 55,023,590 (December 31, 2008 — 43,490,631)	218,895	141,584
Other equity	6,266	5,183
Deficit	(247,089)	(247,009)
Accumulated other comprehensive income	3,791	3,468

Total shareholders’ deficiency	(18,137)	(96,774)

Total liabilities and shareholders’ deficiency	$270,448	$228,667

IMAX CORPORATION
SELECTED FINANCIAL DATA
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)
The Company has eight reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; theater operations; and other. The IMAX systems segment designs, manufactures, sells or leases IMAX theater projection system equipment. The theater system maintenance segment maintains IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment provides IMAX theater projection system equipment to an exhibitor in exchange for a share of the box-office and concessions revenue. The film production and IMAX DMR segment produces films and performs film re-mastering services. The film distribution segment distributes films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The theater operations segment owns and operates certain IMAX theaters. The other segment includes camera rentals and other miscellaneous items.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Revenue
IMAX systems	$8,339	$6,283	$24,792	$14,441
Theater system maintenance	4,433	3,850	8,793	7,833
Joint revenue sharing arrangements	7,193	433	9,100	781
Films
Production and IMAX DMR	12,135	2,489	15,836	5,405
Distribution	3,494	2,307	6,736	5,060
Post-production	515	1,798	1,387	3,522
Theater operations	4,216	3,163	6,930	5,994
Other	667	852	1,140	1,659

Total	$40,992	$21,175	74,714	$44,695

Gross margins
IMAX systems	$4,535	$3,454	$13,430	$9,014
Theater system maintenance	2,319	1,529	4,631	3,117
Joint revenue sharing arrangements (1)(2)	4,635	(112)	4,980	(73)
Films
Production and IMAX DMR	7,914	(603)	9,684	(270)
Distribution	654	773	989	2,120
Post-production	55	834	695	2,386
Theater operations	504	(200)	394	(503)
Other	37	193	(20)	213

Total	$20,653	$5,868	$34,783	$16,004

(1)	Included in the gross margin were certain advertising, marketing and selling expenses of $1.5 million associated with the initial launch of 22 new theaters opened during the quarter. Excluding these launch expenses, the gross margin would have been $6.1 million for the second quarter of 2009 compared to a loss of $0.1 million in the second quarter of 2008.

(2)	Included in the margin in the first six months of 2009 were certain advertising, marketing and selling expenses of $2.2 million associated with the initial launch of 39 new theaters opened during the period. Excluding these launch expenses, gross margin would have been $7.2 million for the six months ended June 30, 2009 compared to a loss of less than $0.1 million in the six months ended June 30, 2008.